Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	Larry Cains
Manager, Communications	Vice President	Senior Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7045
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	larry.cains@assurant.com
Assurant CEO J. Kerry Clayton to Retire; Robert B. Pollock, President,
Named CEO and Appointed Director Effective March 17, 2006
NEW YORK, January 23, 2006 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that its chief executive officer, J. Kerry Clayton, 60, plans to retire and that Robert B. Pollock, 51, Assurant’s president and chief operating officer, has been named president and chief executive officer and has been appointed to the company’s board of directors effective March 17, 2006.
Mr. Clayton, who has served as Assurant’s CEO since 2000, will retire as CEO on March 17, 2006. He will continue to serve on the company’s board of directors in the newly created position of vice chairman from March 17 until the end of 2006. In this role, he will work with the chairman and the board in the areas of corporate governance and strategic planning.
“It’s said that the best time to step aside is when your successor is in place and the company is well-positioned strategically and financially to deliver on its commitments to shareholders. I believe that is where Assurant is today,” said Mr. Clayton. “I had previously expressed to the board of directors my hopes to retire some time after my 60th birthday. To ensure a smooth transition, we determined that the first quarter of this year would be the best time to appoint Rob as CEO.”
“Rob Pollock is an accomplished executive who has been with Assurant for 25 years. He is a highly respected leader within the organization and among the members of our board of directors,” continued Mr. Clayton. “He has been right there with me and the rest of the management team in leading Assurant since our initial public offering in February 2004. He has also earned the trust and respect of our shareholders. I can think of no one more capable of leading Assurant and building upon its success than Rob.”

“I am thrilled about the opportunity to serve as Assurant’s next CEO and appreciative of the board’s support. I am excited about our prospects to build upon the proven strength of our diversified specialty insurance strategy,” said Mr. Pollock. “Under Kerry’s leadership and thanks to the efforts of our 12,000 employees and the customers and partners they serve, we can be proud of our accomplishments. Since our IPO, our market value has doubled and we’ve delivered excellent financial results in each and every quarter. We have also achieved top quartile return on equity within our industry. We also know that we have many opportunities before us which will allow us to continue to grow our business.”
Mr. Pollock joined Assurant in 1981. Prior to assuming the role of president and chief operating officer in June 2005, he was executive vice president and chief financial officer of Assurant. He previously served as president and chief executive officer of Assurant Employee Benefits in Kansas City, Missouri.
Chairman of the Board John M. Palms, said: “The board is very pleased with the results that the company has achieved under Kerry’s and Rob’s leadership. As a board, one of the greatest responsibilities we have to the company and its shareholders is to ensure that a thorough, rigorous succession planning process is in place. We have great confidence in Rob as he assumes his new role as president and CEO, and in the rest of the Assurant management team.”
Mr. Clayton added: “I have had a very full career with Assurant and recently celebrated my 35th anniversary with the company (and its predecessor companies). I am proud to turn over my CEO duties to Rob, an exceptional professional colleague and a friend whom I’ve known for more than 20 years.”
The company’s board of directors, upon Mr. Clayton’s retirement from the board at the end of 2006, intends to elect an additional independent director. The board does not plan to elect a new vice chairman.
Assurant is a premier provider of specialized insurance products and related services in North America and selected other markets. Its five key businesses — Assurant Employee Benefits; Assurant Health; Assurant Preneed; Assurant Specialty Property; and Assurant Solutions — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets.
Assurant, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. www.assurant.com